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                                                                      EXHIBIT 11



                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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


                                        QUARTER ENDED       SIX MONTHS ENDED
                                           JUNE 30              JUNE 30
                                      ------------------  --------------------
                                        1997      1996      1997       1996
                                      --------  --------  ---------  ---------

PRIMARY:
Average number of common
  shares outstanding                   49,231    36,528     47,736     36,141
 Incremental shares calculated
  using the Treasury Stock
  method                                1,005       720      1,063        644
                                      -------   -------   --------   --------
                                       50,236    37,248     48,799     36,785
                                      =======   =======   ========   ========

Net income                            $39,671   $32,173   $ 77,059   $ 59,001
Less cash dividends paid on
 convertible preferred stock:
  Series A ($0.40 per share)             (173)     (206)      (353)      (420)
  Series B ($0.315 per share)          (6,490)   (9,594)   (13,509)   (19,270)
                                      -------   -------   --------   --------
Net income available to common
 stockholders                         $33,008   $22,373   $ 63,197   $ 39,311
                                      =======   =======   ========   ========

Primary net income per share            $0.66     $0.60      $1.30      $1.07
                                      =======   =======   ========   ========

FULLY DILUTED:
 Average number of common
  shares outstanding                   49,231    36,528     47,736     36,141
 Assumed conversion of
  convertible preferred stock:
   Series A                               908     1,065        924      1,080
   Series B                            15,472    22,114     16,052     22,101
 Incremental shares calculated
  using the Treasury Stock
  method                                1,110     1,019      1,146      1,028
                                      -------   -------   --------   --------
                                       66,721    60,726     65,858     60,350
                                      =======   =======   ========   ========

Net income available to common
 stockholders                         $39,671   $32,173   $ 77,059   $ 59,001
                                      =======   =======   ========   ========


Fully diluted net income per share      $0.59     $0.53      $1.17      $0.98
                                      =======   =======   ========   ========
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